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FORM 4                                                     OMB APPROVAL
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                                                    OMB Number:   3235-0287
[ ] Check the box if no                             Expires: September 30, 1998
    longer subject to                               Estimated average burden
    Section 16. Form 4                              hours per response .... 0.5
    or Form 5 obligations                           ---------------------------
    may continue. See
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Siegel        George            M.            BrightStar Information Technology Group,      to Issuer
---------------------------------------------     Inc. (BTSR)                                       (Check all applicable)
  (Last)          (First)          (Middle)    ----------------------------------------------    X  Director         10% Owner
                                               3. IRS or Social Security  4. Statement for      ----              ---
          37801 N. Stirrup Circle                 Number of Reporting        Month/Year             Officer (give    Other (specify
---------------------------------------------     Person (Voluntary)         June 1998          ----        title ---       below)
                 (Street)                                                 -------------------               below)
 Carefree        Arizona              85377                               5. If Amendment,
---------------------------------------------                                Date of Original     Chairman of the Board of Directors
  (City)           (State)           (Zip)                                  (Month/Day/Year)      --------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common Stock                   6-16-98     P       V      1,000    A         $12 3/8        136,525             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                     SEC 1474 (7/96)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:



                                                                                             /s/ George M. Siegel            6/16/98
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    ------------------------------- -------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                                                   **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                     Page 2 SEC 1473 (3/91)

